EX-99.1

FOR IMMEDIATE RELEASE:

IMH Financial Corporation To Acquire L’Auberge de Sedona and Orchards Inn Properties

Scottsdale, Arizona

April 3, 2013

On March 29, 2013, IMH Financial Corporation (“IMH”), through various subsidiaries, entered into an agreement to acquire the hotel properties L’Auberge de Sedona (“L’Auberge”) and Orchards Inn (“Orchards”), 28 residential lots in a 38-lot scenic canyon subdivision abutting the National Forest, as well as other related assets, all located in Sedona, Arizona. The terms and conditions of the agreement are more fully described in the IMH Form 10-K filed on March 29, 2013, and the IMH Form 8-K filed today, with the Securities and Exchange Commission.

Will Meris, President of IMH, had this to say: “Our relationship with the current owners of the Sedona properties has spanned several years, during which time we have provided the capital resources to renovate and enhance the hotels. We believe L’Auberge represents the pinnacle of ‘premier luxury hospitality’ and we look forward to working with the existing staff to continually exceed the expectations of hotel guests. During the ownership transition period, we anticipate working closely with the current owners and management, who will remain integrally involved with hotel operations. Additionally, IMH has retained the services of Ernst & Young’s Hospitality Specialty Practice, who will assist with our goal of maintaining and improving the national and international reach of these luxury assets.”

Al Spector, current principal owner of the hotels, lauds the support of IMH, “Through the recent recession, our relationship with IMH allowed us to complete wonderful improvements to the properties and has contributed greatly to our unrelenting objective of making L’Auberge and the Orchards the world-class destinations they are today. L’Auberge’s many awards are the legacy upon which IMH can continue to build, as they work to advance L’Auberge to a larger world stage.”

About L’Auberge de Sedona

Nestled amongst the forest of towering pines and majestic red rock formations of Sedona, the four-diamond L’Auberge de Sedona hotel consists of 87 total units, including 32 newly constructed cottages and 55 recently renovated guestrooms and cottages, spread out among eleven elegantly landscaped acres. Thanks in large part to its luxurious amenities, excellent service, and iconic location, L’Auberge has earned an award-winning reputation and has collected multiple industry accolades over the years, regularly achieving an elevated ranking amongst the hospitality sector’s elite, including: “Top Resorts in the Continental US for 2012” (ranked #18) – Travel + Leisure; and “World’s 500 Best Hotels for 2013” - Travel + Leisure.

Famously perched atop the banks of the winding Oak Creek, L’Auberge is as picturesque as it is conveniently located. Proximate to many of Sedona’s most renowned leisure and entertainment destinations, L’Auberge also features award-winning on-site dining options, spa facilities and indoor/outdoor function space. It is home to the L’Auberge Restaurant, a Mediterranean-inspired American restaurant named “One of the Top Ten Restaurants in the Southwest” by Condé Nast Traveler. Offering both indoor seating and outdoor, creek-side dining, patrons can soak in spectacular views while enjoying some of the finest cuisine Sedona has to offer.

About Orchards Inn

Orchards Inn is a 42-room, upscale hotel located on approximately one acre adjacent to L’Auberge de Sedona. Built in 1975, Orchards Inn features large, recently renovated guestrooms in a convenient location in the heart of Uptown Sedona.

The hotel’s spacious guest quarters feature private balconies with unobstructed panoramic views of Sedona’s magnificent red rock formations. Orchards also recently added the Taos Cantina restaurant, which contains 79 indoor seats and three outdoor patios with 65 seats and incredible views.

Both properties are near numerous popular recreational and cultural destinations such as national and state parks, hiking trails, golf courses, shops, restaurants, art galleries and museums. L’Auberge and Orchards have each achieved strong fundamental growth and increased market share over the years; a trend that is expected to continue, as discriminating travelers seek to realize the best of what Sedona has to offer in the way of luxury hotel accommodations.

About Sedona

Sedona, Arizona, is considered one of the premier resort destinations in the U.S., given its natural beauty and scenery, proximity to area tourist attractions, and favorable climate. Sedona features a wide array of attractions and activities, including a unique combination of outdoor recreational, cultural and spiritual activities that have helped it become a favored resort destination among leisure travelers.

About IMH Financial Corporation

IMH Financial Corporation is a real estate finance and investment company based in Scottsdale, Arizona, with extensive experience in various aspects of commercial real estate lending and investment.  Since 2003, IMH has invested over $1.4 billion in real estate projects. IMH has active projects in Arizona, California, Nevada, Utah, Idaho, Minnesota, New Mexico, and Texas. IMH’s primary expertise is in acquiring, financing, or developing commercial real estate, primarily in the southwestern United States, as well as the management of several existing commercial operations.

For further information, please contact:

Will Meris

President

IMH Financial Corporation

480-840-8400

info@imhfc.com

As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to IMH, individuals can visit www.sec.gov and reference CIK #1397403.

Forward-Looking Statements

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These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.